Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Share Incentive Plan, Employee Stock Purchase Plan, 2020 Share Incentive Plan, 2016 Share Incentive Plan, and 2007 Share Option Plan of Taboola.com Ltd. (the "Company") of our report dated March 24, 2021 with respect to the consolidated financial statements of the Company for the year ended December 31, 2020, included in amendment No. 1 to the Registration Statement (Form F-4 No. 333-255684) and the related Prospectus of the Company filed with the Securities and Exchange Commission.

June 28, 2021	Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of Ernst & Young Global